Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement ( the “Agreement”) is dated September 11, 2014 and is made by and between EVOLUCIA INC., a Nevada corporation ( the “Company”), and 7040, LLC, a Florida Limited Liability Company located at 5969 CattleRidge Blvd., Suite 200, Sarasota, Florida 34232 ( the "Landlord”).

WHEREAS, the Company and the Landlord entered into that certain lease dated July 1, 2013 (the “Lease”) in connection with the rental by the Company of 7040 Professional Parkway East, Sarasota, Florida 34240 from the Landlord;

WHEREAS, under the terms of the Lease the Landlord is owed by the Company $673,696 for construction costs, rent, late fees and maintenance costs for the period of July 1, 2013 through July 31, 2014, (the “Past Due Period”) and could potentially owe $3,101,355.36 for the period of August 1, 2014 through June 30, 2019 (the “Current Period” and with the Past Due Period, the “Period”), which such amounts total $3,564,941.60 (the “Rent Amount”);

WHEREAS, the Company and the Landlord have agreed to settle the Rent Amount owed to the Landlord by the Company;

WHEREAS, under the terms of the Agreement, the Company will issue to the Landlord an 8% Secured Promissory Note in the amount of $1,100,000 (the “Note”) a form of which is attached hereto as Exhibit A;

WHEREAS, under the terms of the Agreement, the Landlord will return to the Company the unexecuted Common Stock Option to acquire 12,000,000 shares of common stock of the Company (the “Option”) which was issued to the Landlord in conjunction with the Lease;

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipts of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and between the Company and Landlord as follows:

1. In lieu of a cash payment to the Landlord of the Rent Amount, the Company hereby agrees to issue the Landlord the Note.

2. In consideration for the issuance of the Note by the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord hereby agrees to return the Option to the Company for cancellation within 72 hours of the Landlord executing this Agreement.

3. In consideration for the terms and conditions contained in this Agreement,  and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, , on their own behalf and on behalf of their subsidiaries, successors, administrators and assigns, do hereby release and discharge each other and theirs respective officers, directors, affiliates, agents, counsel and employees and its respective administrators, successors and assigns from any and all actions, causes of action suits, debts, sums of money, accounts, reckonings, notes, bonds, warrants, bills, specialties, covenants, contracts, controversies, agreements, liabilities, obligations, undertakings, promises, damages, claims, compensation and demands whatsoever, in law, admiralty or equity which against them or any of them either party and its affiliates, executors, administrators, successors and assigns ever had, now have or may in the future can, shall or may have against the the other party and affiliate of them, for upon or by reason or any matter, cause or thing whatsoever from the beginning of the world to the date of this release.

4.   Each party warrants and represents that no other person or entity has any interest in the matters released herein, and that they have not assigned or transferred, or purported to assign or transfer, to any person or entity all or any portion of the matters released herein.

5.   Landlord warrants and represents that it will not use or disclose to third parties (i) any of the Company’s confidential, proprietary or trade secret information relating to the Company’s respective business, products, technologies and processes or (ii) the existence of this Agreement.  Each party agrees that they shall not at any time engage in any form of conduct, nor make any statements or representations, that disparage or otherwise impair the reputation, goodwill or interests of the other party, its agents, officers, directors or employees.

6.   Each party shall be responsible for their own attorneys’ fee and costs.

7.   Each party acknowledges and represents that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selections; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, make to them by any person; and (g) the consideration received by them has been actual and adequate.

8.   This Agreement contains the entire agreement and understanding concerning the subject matter here of between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, no agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

9.   This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

10.   Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provison shall be severed and deemed not to be part of this Agreement.

11.   This Agreement may be execute in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

EVOLUCIA INC.

By:____________________________
Name: Thomas Seifert
Title: Chief Executive Officer

7040, LLC

By: ____________________________
Name: Fred Starling
Title: Managing Member

2